SCHEDULE 14(A)
(Rule 14a-101)
Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

FORRESTER RESEARCH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Forrester Research, Inc.
400 Technology Square
Cambridge, Massachusetts 02139

George F. Colony
Chairman of the Board
and Chief Executive Officer

April 3, 2008

To Our Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Forrester Research, Inc., which will be held on Tuesday, May 13, 2008, at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts at 10:00 a.m. (local time).

On the following pages, you will find the formal notice of the Annual Meeting and our proxy statement. When you have finished reading the proxy statement, please promptly mark, sign, date and return the enclosed proxy card to ensure that your shares will be represented.

We hope that many of you will be able to attend in person. I look forward to seeing you there.

Sincerely yours,

George F. Colony
Chairman of the Board
and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS May 13, 2008
Annual Meeting of Stockholders May 13, 2008 PROXY STATEMENT
PROPOSAL ONE:
NOMINEES FOR CLASS I DIRECTORS -- TERM EXPIRING 2008
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.
CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL 2010
CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL 2009
DIRECTOR COMPENSATION TABLE FOR 2007
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS FOR 2007
OUTSTANDING EQUITY AWARDS AT 2007 YEAR-END TABLE
OPTION EXERCISES AND STOCK VESTED TABLE FOR 2007
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OTHER INFORMATION
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS
OTHER BUSINESS
FORM 10-K

Forrester Research, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 13, 2008

Notice is hereby given that the 2008 Annual Meeting of Stockholders of Forrester Research, Inc. will be held at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts at 10:00 a.m. (local time) on Tuesday, May 13, 2008 for the following purposes:

1.  To elect two Class I directors to serve until the 2011 Annual Meeting of Stockholders;

2.  To transact such other business as may properly come before the meeting and any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Stockholders of record at the close of business on April 2, 2008 are entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote at the meeting will be open to examination by stockholders at the meeting and during normal business hours from March 21, 2008 to the date of the meeting at our offices, located at 400 Technology Square, Cambridge, Massachusetts 02139.

If you are unable to be present personally, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors

Gail S. Mann, Esq.
Secretary

Cambridge, Massachusetts
April 3, 2008

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE
SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR
NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

FORRESTER RESEARCH, INC.

Annual Meeting of Stockholders
May 13, 2008
PROXY STATEMENT

The Board of Directors of Forrester Research, Inc., a Delaware corporation, is soliciting the enclosed proxy card from our stockholders. The proxy will be used at our 2008 Annual Meeting of Stockholders and at any adjournments thereof. You are invited to attend the meeting to be held at 10:00 a.m. (local time) on Tuesday, May 13, 2008 at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts. This proxy statement was first mailed to stockholders on or about April 4, 2008.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes voting procedures.

We use several abbreviations in this proxy statement. We call our Board of Directors the “Board” and refer to our fiscal year which began on January 1, 2007 and ended on December 31, 2007 as “fiscal 2007.” We also refer to ourselves as “Forrester” or the “Company.”

Who May Attend and Vote?

Stockholders who owned our common stock at the close of business on April 2, 2008 are entitled to notice of and to vote at the annual meeting. We refer to this date in this proxy statement as the “record date.” As of the record date, we had 23,394,386 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter to come before the meeting.

How Do I Vote?

If you are a stockholder of record of our common stock, you may vote:

•	In person. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you at the meeting.

•	By Mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

By signing and returning the proxy card according to the enclosed instructions, you are enabling the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting. Your shares will be voted as you direct on the proxy card. If a proxy card is signed and received by our Secretary, but no instructions are indicated, then the proxy will be voted “FOR” the election of the nominees for directors.

How Do I Vote if My Shares are Held in Street Name?

If you hold shares in “street name” (that is, through a bank, broker, or other nominee), the bank, broker, or other nominee has provided you with a voting instruction form along with this proxy statement. Please follow the instructions on that form to make sure your shares are properly voted. If you hold shares in “street name” and would like to attend the annual meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on the record date. However, if you wish to vote your shares in person, you must contact the person in whose name your shares are registered and obtain a proxy card from that person and bring it to the annual meeting.

What Does the Board of Directors Recommend?

The Board recommends that you vote FOR the election of the nominees for Class I directors identified in Proposal One.

If you are a record holder and submit the proxy card but do not indicate your voting instructions, the persons named as proxies on your proxy card will vote in accordance with the recommendations of the Board of Directors. If you hold your shares in “street” name, and you do not indicate how you wish to have your shares voted, your nominee has discretion to instruct the proxies to vote on the election of directors.

What Vote is Required for Each Proposal?

A majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to any proposal. The nominees for election of the Class I directors at the meeting (Proposal One) who receive the greatest number of votes properly cast for the election of directors will be elected. As a result, shares that withhold authority as to the nominees recommended by the Board will have no effect on the outcome. Brokers who hold shares for customers will have discretion to vote their shares without instructions from the beneficial owner, and thus there will be no broker non-votes.

May I Change My Vote After I Return My Proxy Card?

Yes. If you are a stockholder of record, you may revoke a proxy any time before it is voted by:

•	returning to us a newly signed proxy card bearing a later date;

•	delivering a written instrument to our Secretary revoking the proxy card; or

•	attending the annual meeting and voting in person.

If you hold shares in “street name”, you should follow the procedure in the instructions that your nominee has provided to you.

Who Will Bear the Cost of Proxy Solicitation?

We will bear the expense of soliciting proxies. Our officers and regular employees (who will receive no compensation in addition to their regular salaries) may solicit proxies. In addition to soliciting proxies through the mail, our officers and regular employees may solicit proxies personally, as well as by mail, telephone, and telegram from brokerage houses and other stockholders. We will reimburse brokers and other persons for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

How Can I Obtain an Annual Report on Form 10-K?

Our annual report has been mailed to all stockholders from whom proxies are being solicited in connection with our 2008 Annual Meeting of Stockholders. If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, we will send you one without charge. Please contact Investor Relations, Forrester Research, Inc., 400 Technology Square, Cambridge, MA 02139, Tel: (617) 613-6000.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 13, 2008

This proxy statement and our Annual Report on Form 10-K are also available online at www.forrester.com.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes of equal size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. George F. Colony and Michael H. Welles are the Class I directors whose terms expire at this annual meeting. The Board of Directors has nominated them to serve as Class I directors until the 2011 annual meeting.

The proxies intend to vote each share for which a proper proxy card has been returned and not revoked in favor of the Class I directors named above. If you wish to withhold the authority to vote for the election of either of the nominees, your returned proxy card must be marked to that effect.

It is expected that Messrs. Colony and Welles will be able to serve, but if either of them is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees.

NOMINEES FOR CLASS I DIRECTORS — TERM EXPIRING 2008

George F. Colony, age 54, a Class I director, is the founder of Forrester and since 1983, he has served as Chairman of the Board and Chief Executive Officer. He also has served as Forrester’s President since September 2001, and he previously was Forrester’s President from 1983 to 2000.

Michael H. Welles, age 53, a Class I director, became a director of Forrester in November 1996. Mr. Welles is chief operating officer, founder, and director of S2 Security Corporation, an IP-based facility security systems supplier. Prior to 2003, he served as vice president and general manager of the platforms business with NMS Communications, an OEM infrastructure supplier to the telecom industry.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF
THE NOMINEES NAMED ABOVE.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL 2010

Henk W. Broeders, age 55, a Class II director, became a director of Forrester in May 1998. Since October 2003, Mr. Broeders has been a member of the Executive Committee of Cap Gemini S.A., a global management consulting firm headquartered in Paris, France operating under the name CapGemini. From 1998 to 2003, Mr. Broeders served as Chairman of the Executive Board of Cap Gemini N.V., a subsidiary of Cap Gemini S.A. located in the Netherlands. Mr. Broeders is also a director of Jaarbeurs (Holding) B.V., a Dutch company in the business of managing a large exhibition and trade fair center.

George R. Hornig, age 53, a Class II director, became a director of Forrester in November 1996. Mr. Hornig is the Managing Director and Chief Operating Officer of Alternative Investments and Chairman of the Operating Committee of Asset Management Americas at Credit Suisse, a global financial services firm, and from 1999-2006, he was the Managing Director and Chief Operating Officer of alternative investments at Credit Suisse. He is also a director of Unity Mutual Life Insurance Company and U.S. Health Group.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL 2009

Robert M. Galford, age 55, a Class III director, became a director of Forrester in November 1996. Since November 2007, Mr. Galford has been the managing partner of the Center for Leading Organizations, an organizational development firm he founded in Concord, Massachusetts. From 2001 to 2007, Mr. Galford was a managing partner of the Center for Executive Development, an executive education provider in Boston, Massachusetts.

Gretchen G. Teichgraeber, age 54, a Class III director, became a director of Forrester in December 2005. Ms. Teichgraeber was most recently the chief executive officer of Scientific American, Inc., publisher of the science and technology magazine, Scientific American, since 2000. Prior to joining Scientific American, Ms. Teichgraeber served as general manager, publishing, and vice president, marketing and information services at CMP Media, Inc., a leading provider of technology news and information.

Corporate Governance

We believe that good corporate governance is important to ensure that Forrester is managed for the long-term benefit of its stockholders. Based on our continuing review of the provisions of the Sarbanes-Oxley Act of 2002, rules of the Securities and Exchange Commission and the listing standards of The NASDAQ Stock Market, our Board of Directors has adopted Corporate Governance Guidelines, an amended and restated charter for the Audit Committee of the Board of Directors, and a charter for the Compensation and Nominating Committee of the Board. We also have a written code of business conduct and ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. You can access our Code of Business Conduct and Ethics, Corporate Governance Guidelines and our current committee charters on our website, at www.forrester.com.

Information With Respect to Board of Directors

Board Meetings and Committees

Our Board of Directors has determined that each of the directors, with the exception of Mr. Colony, our Chairman and Chief Executive Officer, is independent under applicable NASDAQ standards as currently in effect. In reaching this conclusion, the Board considered that Mr. Hornig is a managing director of Credit Suisse, which provides cash management services to Forrester, and which services were procured on an arm’s length, competitive basis. In addition, the Board considered that Mr. Welles has a college-age child who worked at Forrester as an hourly employee during the summer.

Our Board of Directors held eight meetings during fiscal 2007. With the exception of Mr. Broeders, each director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of each committee of which he or she is a member. Forrester does not require directors to attend the annual meeting of stockholders. Although all directors are encouraged to attend, only Mr. Colony, who presided at the meeting, and Mr. Galford attended the 2007 annual meeting of stockholders. Historically, very few stockholders have attended our annual meeting and we have not found it to be a particularly useful forum for communicating with our stockholders. The Board of Directors currently has two standing committees, the Audit Committee and the Compensation and Nominating Committee, whose members consist solely of independent directors.

Our Audit Committee consists of three members: George R. Hornig, Chairman, Henk W. Broeders, and Michael H. Welles, each of whom, in addition to satisfying the NASDAQ independence standards, also satisfies the Sarbanes-Oxley independence requirements for audit committee membership. In addition, the Board has determined that Mr. Hornig is an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission, and all of the members of the Audit Committee satisfy the financial literacy standards of NASDAQ. The Audit Committee held eight meetings during fiscal 2007. The responsibilities of our Audit Committee and its activities during fiscal 2007 are described in the committee’s amended and restated charter, which is available at the “about Forrester”/investor information/corporate governance section of our website at www.forrester.com. The charter will also be made available without charge to any stockholder who requests it by writing to Forrester Research, Inc., Attn: Chief Legal Officer, 400 Technology Square, Cambridge, MA 02139.

Our Compensation and Nominating Committee consists of three members: Robert M. Galford, Chairman, Gretchen G. Teichgraeber, and Michael H. Welles. The Compensation and Nominating Committee held nine meetings during fiscal 2007. The Compensation and Nominating Committee has authority, as specified in the committee’s charter, to, among other things, evaluate and approve the compensation of our Chief Executive Officer, review and approve the compensation of our other executive officers, administer our stock plans, and oversee the development of executive succession plans for the CEO and other executive officers. The committee also has the authority to identify and recommend to the Board qualified candidates for director. The Compensation and Nominating Committee charter is available at the “about Forrester”/investor information/corporate governance section of our website at www.forrester.com. The charter will also be made available without charge to any stockholder who requests it by writing to Forrester Research, Inc., Attn: Chief Legal Officer, 400 Technology Square, Cambridge, MA 02139.

Director Candidates

As noted above, the Compensation and Nominating Committee has responsibility for recommending nominees for election as directors of Forrester. Our stockholders may recommend individuals for this committee to consider as potential director candidates by submitting their names and background to the “Forrester Research Compensation and Nominating Committee”, c/o Chief Legal Officer and Secretary, 400 Technology Square, Cambridge, MA 02139. The Compensation and Nominating Committee will consider a recommended candidate for the next annual meeting of stockholders only if biographical information and background material is provided no later than the date specified below under “Stockholder Proposals” for receipt of director nominations.

The process that the Compensation and Nominating Committee will follow to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Compensation and Nominating Committee. Assuming that biographical and background material is provided for candidates recommended by the stockholders, the Compensation and Nominating Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Compensation and Nominating Committee will apply the criteria set forth in the committee’s charter and in the Corporate Governance Guidelines. These criteria include, among others, the candidate’s integrity, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Compensation and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders, other than as part of the Board’s slate. To nominate a director, in addition to providing certain information about the nominee and the nominating stockholder, the stockholder must give timely notice to Forrester, which, in general, requires that the notice be received by us no less than 60 nor more than 90 days prior to the applicable annual meeting of stockholders. In accordance with our by-laws, the 2009 Annual Meeting will be held on May 12, 2009.

Communications from Stockholders

The Board will give appropriate attention to communications on issues that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Compensation and Nominating Committee, with the assistance of the Chief Legal Officer, will be primarily responsible for monitoring communications from stockholders and will provide copies of summaries of such communications to the other directors as he or she considers appropriate.

Stockholders who wish to send communications on any topic to the Board should address such communications to the Forrester Research Compensation and Nominating Committee, c/o Chief Legal Officer and Secretary, Forrester Research, Inc., 400 Technology Square, Cambridge, MA 02139.

Director Compensation

DIRECTOR COMPENSATION TABLE FOR 2007

The following table shows the compensation that we paid during the year ended December 31, 2007 to each of our directors, other than Mr. Colony, whose compensation is reflected in “Executive Compensation” below.

	Fees Earned or
	Paid in Cash	Option Awards	Total
Name	($)	($)(1)(2)(3)	($)

Henk W. Broeders	16,000	87,298	103,298
Robert M. Galford	10,000	87,298	97,298
George R. Hornig	21,000	87,298	108,298
Gretchen G. Teichgraeber	10,000	53,067	63,067
Michael H. Welles	16,000	87,298	103,298

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for 2007 in accordance with SFAS No. 123R and thus include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 11 to the consolidated financial statements included in our 2007 Annual Report on Form 10-K, except that the amounts set forth in this column exclude the impact of estimated forfeitures of equity awards. The amounts set forth may be more or less than the value ultimately realized by the named director based upon, among other things, the value of our common stock at the time of vesting or exercise of the options and whether such options actually vest.

(2)	On December 28, 2007, each of the directors other than Mr. Colony received an option to purchase 12,500 shares with a grant date fair value of $107,261.

(3)	At December 31, 2007, the directors held options to purchase the number of shares listed next to their name below:

Director	Number of Shares

Henk W. Broeders	105,334
Robert W. Galford	111,500
George R. Hornig	68,750
Gretchen G. Teichgraeber	31,000
Michael H. Welles	116,000

Our non-employee directors receive an annual retainer of $10,000, payable quarterly in arrears, and members of the Audit Committee receive $1,500 for each regular meeting they attend, with the Chairman of the Audit Committee receiving an additional $5,000 per year. Members of our Board of Directors are reimbursed for their expenses incurred in connection with attending any meeting.

Under the 2006 Stock Option Plan for Directors, following each annual meeting of stockholders, each non-employee director receives an option to purchase 12,500 shares of our common stock at an exercise price equal to the fair market value on that date. These options vest in four equal annual installments. After last year’s annual meeting, our five non-employee directors at that time each received an option to purchase 12,500 shares of our common stock at an exercise price of $28.02 per share. Any non-employee director that is newly elected between annual meetings will receive an option to purchase 6,000 shares of our common stock at an exercise price equal to the fair market value on the date he or she is first elected as a director. These options also vest in four equal annual installments, with the first installment vested on the date of grant. Options granted under the 2006 Stock Option Plan for Directors become exercisable in full upon a change of control of the Company, unless there is an assumption, substitution or cash-out of such options in connection with the change of control.

Options granted to our non-employee directors prior to the 2006 annual meeting were made pursuant to our Amended and Restated 1996 Stock Option Plan for Non-Employee Directors. All options granted under that plan become exercisable in full upon a change of control of the Company.

The Compensation and Nominating Committee of the Board of Directors also has the authority under the plan to grant stock options to non-employee directors in such amounts and on such terms as it shall determine at the time of grant. No such awards have been made.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes provide information about the beneficial ownership of our outstanding common stock as of February 14, 2008 (except as otherwise noted) by:

(i) each person who we know beneficially owns more than 5% of our common stock;

(ii) each of the executive officers named below in the Summary Compensation Table;

(iii) each member of our Board of Directors; and

(iv) our directors and executive officers as a group.

Except as otherwise indicated, each of the stockholders named in the table below has sole voting and investment power with respect to the shares of our common stock beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Shares subject to exercisable options include options that are currently exercisable or exercisable within 60 days of February 14, 2008.

	Common Stock Beneficially Owned
		Shares Subject
	Shares Beneficially	to Exercisable	Percentage of
Name of Beneficial Owner	Owned	Options	Outstanding Shares

George F. Colony, c/o	7,913,588	—	34.1%
Forrester Research, Inc. 400 Technology Square, Cambridge, MA 02139(1)
Bank of America Corporation	1,313,195	—	5.7%
114 W. 47th St., 25th Floor New York, N.Y. 10036(2)
Morgan Stanley	1,815,068	—	7.9%
1585 Broadway New York, N.Y. 10036(3)
BlackRock, Inc.	2,243,756	—	9.7%
40 East 52nd Street New York, N.Y. 10022(4)
Henk Broeders	—	74,084	*
Robert Galford(5)	2,400	80,250	*
George Hornig	—	37,500	*
Gretchen Teichgraeber	—	7,625	*
Michael Welles	2,016	76,750	*
Michael Doyle	—	—	*
Julie Meringer	—	55,309	*
Charles Rutstein	760	75,417	*
Dennis Van Lingen	—	30,250
Directors and executive officers as a group (15 persons)(1)(5)	7,924,223	573,517	34.2%

(1)	Includes 1,580 shares held by Mr. Colony’s wife as to which Mr. Colony disclaims beneficial ownership.

(2)	Beneficial ownership as of December 31, 2007, as reported in a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2008. The reporting person has shared voting power with respect to 1,214,657 shares, and shared dispositive power with respect to 1,313,195 shares. The Schedule 13G was filed on behalf of Bank of America Corporation and its affiliates, including United States Trust Company, NA, who beneficially owns 1,307,179 of the shares, and has sole voting power with respect to 1,201,974 shares, sole dispositive power with respect to 1,263,859 shares, and shared dispositive power with respect to 43,320 shares.

(3)	Beneficial ownership as of December 31, 2007, as reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008. The shares being reported upon by Morgan Stanley, a parent holding company, are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser and a wholly-owned subsidiary of Morgan Stanley. The reporting person has sole voting power with respect to 1,741,727 shares and sole dispositive power with respect to 1,815,068 shares.

(4)	Beneficial ownership as of December 31, 2007, as reported in a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2008. The shares are being reported by BlackRock, Inc. on behalf of its investment advisory subsidiaries, who may own, or may be deemed to beneficially own, the shares. The reporting person has shared voting and dispositive power with respect to all of the reported shares.

(5)	The 2,400 shares are held in trust for Mr. Galford’s children, and Mr. Galford disclaims beneficial ownership of these shares.

*	Less than 1%

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives and Strategy

The primary purpose of our executive compensation program is to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. Our principal objectives and strategy concerning our executive compensation program are as follows:

•	encourage achievement of certain key values — including client service, quality, and creativity — that we believe are critical to our continued growth;

•	emphasize individual excellence and encourage employees at all levels, as well as executive officers, to take initiative and lead individual projects that enhance our effectiveness;

•	base cash compensation on individual achievement, teamwork, and our short-term financial performance;

•	align employees’ incentives with our objective of enhancing stockholder value over the longer term through long-term incentives, which historically have been principally in the form of stock options vesting over time and/or subject to performance conditions; and

•	design compensation packages that will attract, retain, and motivate key employees who are critical to the long-term success of our Company.

These objectives and strategy are reviewed each year by the Compensation and Nominating Committee of our Board of Directors, which we refer to as the “Committee”, which oversees our executive compensation program. In furtherance of these objectives, the Committee takes the following actions each year:

•	reviews the performance of Mr. Colony, including his demonstration of leadership and his overall contribution to the financial performance of the Company;

•	reviews Mr. Colony’s assessment of the performance of all other executive officers against their individual and, if applicable, team goals;

•	holds executive sessions (without our management present); and

•	reviews all components of compensation for each executive officer: base salary, short-term cash incentive compensation, and long-term equity incentive compensation.

Mr. Colony also plays a substantial role in the compensation process for the other executive officers, primarily by setting quarterly goals for the executives, evaluating their performance against those goals, and providing recommendations on their compensation to the Committee.

The Committee has not historically used formal benchmarking data to establish compensation levels, but has relied instead on general market data and surveys to design compensation packages that it believes are competitive with other similarly situated companies or those with whom we compete for talent. In July 2007, the Committee retained Pearl Meyer & Partners to prepare a peer group analysis of executive compensation and help the Committee evaluate and design executive compensation packages consistent with our compensation objectives and strategy. In December 2007, Pearl Meyer & Partners presented an executive compensation assessment to the Committee comparing the compensation of the Company’s executives against those of peer group companies in order to inform and assist the Committee in its decision-making with respect to the compensation of executive officers for 2008 and beyond. The Committee did not use this assessment for purposes of setting any 2007 compensation.

Elements of Compensation

Compensation for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, to whom we refer collectively as the “named executive officers,” consists of the following principal components:

•	base salary;

•	short-term cash incentive compensation;

•	long-term equity incentive compensation, in the form of stock options; and

•	other benefits available generally to all full-time employees.

We do not have an express policy for weighting different elements of compensation or for allocating between long-term and short-term compensation, but we do attempt to maintain compensation packages that are consistent with our overall compensation objectives. As part of its executive compensation reviews in December 2006 and June 2007, the Committee reviewed survey and market data, including data from Radford and Culpepper compensation surveys, for positions similar to those of our named executive officers, taking into account size, location and type of company, as well as years of experience. Based on this data, the Committee determined that our executive compensation was, on average, weighted too heavily towards base salary as compared to the market data, and the Committee approved compensation increases that were in the aggregate more heavily allocated to annual cash incentive compensation targets to increase the variable component of our executive compensation.

In 2007, as illustrated in our Summary Compensation Table below, base salaries for our named executive officers other than Mr. Colony represented an average of approximately 46% of total compensation (including base salary, cash incentive compensation and 2007 stock options expense) for these individuals, while the base salary for Mr. Colony represented 71% of his total compensation.

Because of Mr. Colony’s significant ownership of our common stock, the Committee generally does not grant stock options to him, resulting in a lower variable compensation percentage than that of the other named executive officers. For 2007, the total annual cash incentive compensation paid to our named executive officers, including Mr. Colony, represented approximately 80% of the executives’ aggregate target annual incentive for 2007, based on Company, individual and team performance relative to the applicable goals for each executive.

Base Salary.  The Committee determines the base salaries of our named executive officers annually by evaluating the responsibilities of their position, the experience and performance of the individual, and survey and market data. The base salary of a named executive officer is also evaluated together with the other components of his or her compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy, including both the aggregate base salary and cash incentive target, as well as the allocation between base salary and variable compensation. Additionally, the Committee may adjust base salary more frequently than annually to address retention issues or to reflect promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

Our goal is to pay base salaries to our named executive officers that are competitive with the base salaries of companies with which we compete to attract and retain executives, taking into account total on-target earnings and remaining consistent with our overall compensation philosophy. In 2007, the base salary for Mr. Colony was unchanged from the salary paid to him in 2006, while the base salaries of Messrs. Rutstein and van Lingen and Ms. Meringer were increased by an average of approximately 8% over 2006 in connection with their promotions to new positions.

Short-Term Cash Incentive Compensation.  As noted above, a significant portion of each of our named executive officers’ total annual cash compensation is dependent on our achievement of financial objectives set forth in our 2007 Matrix Bonus Plan. All of our employees, other than temporary employees and employees who were covered by a sales compensation or commission-based plan, were eligible to participate in the 2007 Matrix Bonus Plan, including all of the named executive officers. Payouts under the plan are payable quarterly in arrears. We believe that setting and evaluating performance goals quarterly, rather than annually, allows us to more effectively align our employees’ performance with the changing business needs and financial performance of the Company, thus improving our ability to meet our annual financial goals.

An individual named executive officer’s quarterly bonus payout under the 2007 Matrix Bonus Plan is based on the following three factors, which are discussed in more detail below:

•	the named executive officer’s target award;

•	the Company’s financial performance; and

•	the named executive officer’s individual and, if applicable, team performance.

Effective January 1, 2007, the Committee increased the annual cash bonus targets for Messrs. Rutstein and van Lingen and Ms. Meringer by an average of approximately 26% in connection with their promotions to new positions. These increases were proportionately greater than the associated base salary increases, primarily because the Committee wished to increase the variable component of our executive compensation, consistent with the survey and market data reviewed by the Committee. After giving effect to these increases, the annual cash bonus targets for our named executive officers ranged from approximately 33% to 50% of each named executive officer’s base salary.

For purposes of the 2007 Matrix Bonus Plan, the financial performance of our Company for 2007 was measured quarterly based on booked sales accounts (referred to as “bookings”) and operating profit goals, and was evaluated as follows:

•	A matrix for each quarter containing bookings on the x axis and operating profit on the y axis was established under the plan. Quarterly minimum bookings and operating profit levels for our Company were set. Failure of our Company to meet these minimum levels would result in each executive officer being ineligible to receive any quarterly bonus payout.

•	If the Company’s target bookings and operating profit were achieved, the plan allowed for the payment of 100% of a named executive officer’s target award for the applicable quarter, subject to adjustment upward or downward for individual performance and, if applicable, team performance, as described in more detail below. If the bookings and operating profit were above the minimum thresholds but below the target, the bonus payout would be between 10% and 100% of the target award, subject to adjustment upward or downward for individual and/or team performance. The Committee believed that the minimum and target bookings and operating profit under the plan were reasonable and consistent with overall growth targets for the Company.

•	If the applicable target bookings and operating profit were exceeded, the plan allowed for the payment of up to 160% of a named executive officer’s target award for the applicable quarter, subject to adjustment upward or downward for individual performance and, if applicable, team performance. The Committee believed that it would be very challenging for the Company to achieve the bookings and operating profit levels necessary to achieve the maximum bonus potential under the plan.

The 2007 quarterly bonus payouts of each named executive officer other than Mr. Colony, as determined under the plan based on the Company’s performance, could be increased by as much as an additional 50% or reduced to as little as zero, depending on Mr. Colony’s evaluation of the overall performance of such individual against specific quarterly goals and, in some quarters, the achievement of an executive team goal. For the quarters ended March 31,

2007 and June 30, 2007, no executive team goal was applicable, and each payout was evaluated only against individual goals. With respect to the quarters ended September 30, 2007 and December 31, 2007, 10% and 20%, respectively, of each payout was evaluated against an executive team goal of achieving targeted percentages of our bookings from research services and advisory services, and the remaining 90% and 80%, respectively, of each payout was evaluated against individual goals. The individual goals for each executive officer were set quarterly by Mr. Colony, and included goals with respect to particular financial metrics, as well as more subjective items such as management style and strategic direction. In 2007, Mr. Colony’s bonus payouts were determined solely based on the Company’s performance and were not subject to further upward or downward adjustment.

Actual bonus payments for 2007 are set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” and reflect that, in the aggregate, and as a result of our 2007 performance, actual awards paid to our named executive officers for 2007 were on average equal to approximately 80% of the aggregate cash incentive compensation targets that the Committee established for 2007. As a result of our failure to meet the minimum operating profit levels set for the quarter ended September 30, 2007, no payouts were made under the plan with respect to that quarter. Early in the fourth quarter, the Committee reviewed our year-to-date performance and full-year forecast against our quarterly and annual bookings and operating profit targets. Based on that review, consistent with the provisions of the plan permitting modification or amendment at any time, the fourth quarter operating profit target was adjusted to provide for a payout under the plan for the fourth quarter in the event the original fourth quarter bookings target was achieved and the Company’s 2007 annual operating profit equaled or exceeded the Company’s annual targeted operating profit.

Long-term Equity Incentive Compensation.  The principal equity component of our executive compensation historically has been in the form of stock options granted under our equity incentive plans. All stock option awards to our executive officers are granted by the Committee. Stock options generally will be granted when an executive joins Forrester or in connection with a promotion, with additional options granted from time to time, typically as part of an annual grant of stock options to a larger group of key employees. We believe that stock option participation helps to motivate and retain executives and also aligns management’s incentives with long-term stock price appreciation. In determining the size and nature of stock-based awards for 2007, the Committee considered the aggregate number of options outstanding relative to the Company’s total shares outstanding and the individuals that they believed were most likely to contribute to or influence an improvement in the Company’s operating margin. In order to better align management’s stock-based compensation with the interests of stockholders, all stock options granted to executive officers in 2007 (other than those issued in connection with new hires and promotions) were performance-based, with vesting and the vesting schedule keyed to achievement of pro forma operating margin targets, as further described below. Grants to new executives and grants made in connection with promotions are typically tenure-based, with vesting occurring with the passage of time. We believe that the combination of tenure-based and performance-based options serves to encourage retention while further aligning the interests of executives and stockholders. Neither the Company nor our board of directors, including the Committee, has any plan, program or practice of timing equity incentive awards in coordination with the release or withholding of material non-public information.

On December 26, 2006, the Committee reviewed and approved the grant of a tenure-based stock option to purchase 20,000 shares of our common stock to Ms. Meringer in connection with her promotion to the position of Managing Director of our Information Technology Client Group effective January 2, 2007. This stock option was granted at an exercise price of $27.34, which was equal to the closing market price of the common stock on the grant date. This option vests in four equal annual installments beginning on the one year anniversary of the option grant date.

On March 30, 2007, the Committee reviewed and approved a grant of a performance-based stock option to Mr. Rutstein effective April 2, 2007. This stock option was granted at an exercise price of $28.62, which was equal to the closing market price of the common stock on the grant date. On May 1, 2007, the Committee reviewed and approved the grant of a performance-based stock option to Mr. van Lingen. This stock option was granted at an exercise price of $26.93, which was equal to the closing market price of the common stock on the grant date. The vesting of each of these options granted to Messrs. Rutstein and van Lingen was determined based upon achievement of defined performance objectives relating to pro forma operating margin. The options could vest over two or three years, depending on performance, or the option shares could be forfeited if the defined performance objectives were not met. The threshold performance for vesting of the options over three years was achievement of pro forma operating margin for 2007 of at least 16.8%, and the threshold for vesting of the options over two years was achievement of pro forma operating margin for 2007 of 17.5%. Based on our actual 2007 pro forma operating margin of 17.35%, one-third of the option shares became exercisable on April 2, 2008, an additional one-third become exercisable on April 2, 2009, and the remaining one-third become exercisable on April 2, 2010.

On July 24, 2007, the Committee reviewed and approved the grant of a tenure-based stock option to purchase 50,000 shares of our common stock to Mr. Doyle in connection with his appointment as our Chief Financial Officer effective September 24, 2007, and selected a grant date of October 1, 2007. This stock option was granted at an exercise price of $25.20, which was equal to the closing market price of the common stock on the grant date. This option vests in four equal annual installments beginning on the one year anniversary of the option grant date.

Given Mr. Colony’s significant ownership of our common stock, the Committee did not grant stock options to Mr. Colony in 2007.

Other Benefits

As employees of our Company, our executive officers are eligible to participate in all Company-sponsored benefit programs on the same basis as other full-time employees, including health and dental insurance and life and disability insurance. In addition, our executive officers are eligible to receive the same employer match under our 401(k) plan (or applicable foreign plan) as is applicable for all participating employees. We do not offer any supplemental executive health and welfare or retirement programs, or provide any other supplemental benefits or perquisites, to our executives.

We have a cash bonus plan adopted in 2000 to pay bonuses measured by a portion of the share of our net profits from two technology related private equity investment funds. Certain of our key employees, including a number of our executive officers who were employees of the Company at the time of the adoption of this plan, participate in this plan. The principal purpose of this cash bonus plan was to retain key employees by allowing them to participate in a portion of the potential return from our technology-related investments if they remained employed by the Company. The plan was established at a time when technology and internet companies were growing significantly, and providing incentives to retain key employees during that time was important. To date, although we have invested $19.5 million of a $20 million commitment in these funds, we have not paid any bonuses under this plan.

Impact of Tax and Accounting on Compensation Decisions

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers in excess of $1 million unless the compensation is performance based. Because the compensation amounts paid to our executive officers are substantially below this threshold, to date we have not needed to structure compensation arrangements with our executive officers to preserve the deductibility of that compensation in light of Section 162(m).

When determining amounts of equity grants to executives and employees under our equity incentive program, the Committee considers the compensation charges associated with the grants. Beginning on January 1, 2006, we began accounting for stock-based compensation in accordance with the requirements of Financial Accounting Standards Board Statement No. 123R. Under SFAS No. 123R, grants of stock options result in compensation expense equal to the fair value of the options, which is calculated using a Black-Scholes option pricing model. This expense is recognized over the option vesting period.

Compensation Committee Report

The Compensation and Nominating Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Nominating Committee

Robert M. Galford, Chair
Michael H. Welles
Gretchen G. Teichgraeber

SUMMARY COMPENSATION TABLE

The following table shows the compensation earned during 2007 by our Chief Executive Officer, our Chief Financial Officer and each of our three most highly compensated executives as of December 31, 2007. We refer to these officers as the “named executive officers.” The table also shows the compensation earned during 2006 by Messrs. Colony and Rutstein, who were named executive officers as of December 31, 2006.

					Non-Equity
				Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)	($)(3)	($)

George F. Colony(4)	2007	300,000	—	56	116,250	4,668	420,974
Chairman of the Board and Chief Executive Officer	2006	300,000	—	301	153,750	4,780	458,831
Michael A. Doyle(5)	2007	80,747	37,500	45,254	17,675	443	181,619
Chief Financial Officer
Julie Meringer	2007	215,000	—	149,323	70,529	9,996	444,848
Managing Director, Information Technology Client Group
Charles Rutstein	2007	275,000	—	230,757	97,750	11,330	614,837
Chief Operating Officer	2006	243,939	—	157,694	93,128	7,024	501,785
Dennis van Lingen(6)	2007	234,174	—	158,779	77,033	40,530	510,516
Managing Director, Marketing & Strategy Client Group; Chief Europe, Middle East, & Africa Officer

(1)	Amount represents the first of two sign-on bonus installments payable to Mr. Doyle. The second installment of $37,500 was contingent upon Mr. Doyle’s continued employment as of January 2, 2008, and was paid on that date.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for 2007 in accordance with SFAS 123R and thus include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 11 to the Company’s consolidated financial statements included in our 2007 Annual Report on Form 10-K, except that the amounts set forth in this column exclude the impact of estimated forfeitures of equity awards. The amounts set forth may be more or less than the value ultimately realized by the named executive officer based upon, among other things, the value of the Company’s Common Stock at the time of exercise of the options and whether such options actually vest.

(3)	Includes $17,015 of relocation costs paid in 2007 that were incurred in connection with Mr. van Lingen’s return to the Netherlands in 2006, as well as the following amounts of company matching contributions under our 401(k) plan or, for Mr. van Lingen, our Netherlands-based defined contribution pension plan: Mr. Colony, $3,150; Ms. Meringer, $5,860; Mr. Rutstein, $5,215; and Mr. van Lingen, $16,146. Other amounts consist of group term life insurance premiums and miscellaneous other items.

(4)	Mr. Colony also served as our Acting Chief Financial Officer from December 19, 2006 until September 24, 2007.

(5)	Mr. Doyle joined the Company as Chief Financial Officer on September 24, 2007.

(6)	All elements of Mr. van Lingen’s compensation, other than option-related expenses, reflect a translation from Euros into U.S. dollars based on an exchange rate of 1.37074 Euros per dollar, which was the average exchange rate during 2007.

GRANTS OF PLAN-BASED AWARDS FOR 2007

The following table sets forth information with respect to plan-based awards granted to named executive officers in 2007.

									All Other
									Option
									Awards:	Exercise
			Estimated Possible Payouts Under						Number of	or Base	Grant Date
			Non-Equity Incentive Plan			Estimated Future Payouts Under			Securities	Price of	Fair
		Committee	Awards(1)			Equity Incentive Plan Awards(2)			Underlying	Option	Value of
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Option
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($/Sh)	Awards ($)(4)

George F. Colony	—	—	0	150,000	240,000	—	—	—	—	—	—
	—	—	0	25,000	60,000	—	—	—	—	—	—
Michael A. Doyle(5)	10/01/07	07/24/07	—	—	—	—	—	—	50,000	25.20	385,865
	—	—	0	85,000	204,000	—	—	—	—	—	—
Julie Meringer	01/02/07	12/26/06	—	—	—	—	—	—	20,000	27.34	172,458
	—	—	0	125,000	300,000	—	—	—	—	—	—
Charles Rutstein	04/02/07	03/30/07	—	—	—	—	30,000	30,000	—	28.62	247,861
	—	—	0	89,098	213,835	—	—	—	—	—	—
Dennis van Lingen	05/01/07	05/01/07	—	—	—	0	15,000	15,000	—	26.93	114,829

(1)	Consists of awards under our 2007 Matrix Bonus Plan, an annual non-equity incentive plan, with payouts thereunder made quarterly in arrears. Our 2007 Matrix Bonus Plan is described in detail, including calculation of threshold, target and maximum awards under the plan, in the Compensation Discussion and Analysis above. Actual amounts awarded are set forth in the Summary Compensation Table above.

(2)	Consists of performance-based options granted pursuant to our 2006 Equity Incentive Plan (“2006 Plan”). The vesting of such options was determined based upon achievement of defined performance objectives relating to pro forma operating margin. The options could vest over two or three years, depending on performance, or the option shares could be forfeited if the defined performance objectives are not met. Based on actual results for 2007, one-third of the option shares became exercisable on the first anniversary of the option grant date, an additional one-third will become exercisable on the second anniversary of the option grant date, and the remaining one-third become exercisable on the third anniversary of the option grant date. Pursuant to the terms of the 2006 Plan, the options become exercisable in full upon a change of control, unless there is an assumption, substitution or cash-out of such options in connection with the change of control.

(3)	Consists of stock options that vest in four equal annual installments beginning on the one year anniversary of the option grant date.

(4)	Assumptions used in the calculation of these amounts are included in footnote 11 to the Company’s consolidated financial statements included in our 2007 Annual Report on Form 10-K.

(5)	Mr. Doyle joined the Company on September 24, 2007, and first became eligible to participate in our 2007 Matrix Bonus Plan during the quarter ended December 31, 2007. Mr. Doyle’s full annual cash incentive compensation target is $100,000, with a maximum possible annual payout of $240,000.

OUTSTANDING EQUITY AWARDS AT 2007 YEAR-END TABLE

The following table sets forth information for the named executive officers regarding outstanding option awards held as of December 31, 2007. None of the named executive officers held any stock awards as of December 31, 2007.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options (#)	Options (#)		Exercise	Expiration
Name	Exercisable	Unexercisable		Price ($)	Date

George F. Colony	—	—		—	—
Michael A. Doyle	—	50,000	(1)	$25.20	09/30/2017
Julie Meringer	10,000	—		$17.00	03/31/2009
	8,000	—		$25.16	03/15/2011
	5,000	—		$15.96	10/31/2011
	2,397	—		$17.38	10/31/2011
	1,000	—		$14.73	03/30/2013
	3,375	1,125	(2)	$18.42	03/30/2014
	4,412	—		$14.06	03/30/2015
	7,500	7,500	(3)	$22.19	04/02/2016
	—	20,000	(4)	$27.34	01/01/2017
Charles Rutstein	2,000	—		$23.50	01/18/2009
	6,667	—		$28.47	01/16/2010
	7,500	—		$61.25	07/31/2010
	8,000	—		$25.16	03/15/2011
	1,250	—		$18.80	01/29/2012
	5,000	—		$14.73	03/30/2013
	3,750	3,750	(5)	$18.42	03/30/2014
	7,500	—		$14.06	03/30/2015
	10,000	30,000	(6)	$21.87	02/14/2016
	—	30,000	(7)	$28.62	04/01/2017
Dennis van Lingen	5,000	—		$61.25	07/31/2010
	5,000	—		$25.16	03/15/2011
	1,250	—		$14.73	03/30/2013
	2,000	2,000	(8)	$18.42	03/30/2014
	2,500	—		$14.06	03/30/2015
	3,750	11,250	(9)	$26.08	05/14/2016
	3,750	11,250	(10)	$27.35	09/06/2016
	—	15,000	(11)	$26.93	04/01/2017

(1)	Stock options become exercisable in equal installments on each of October 1, 2008, October 1, 2009, October 1, 2010 and October 1, 2011.

(2)	Stock options became fully exercisable on March 31, 2008.

(3)	Stock options became fully exercisable on April 3, 2008.

(4)	Stock options became exercisable as to 5,000 shares on January 2, 2008, and the remainder become exercisable in equal installments on each of January 2, 2009, January 2, 2010 and January 2, 2011.

(5)	Stock options became fully exercisable on March 31, 2008.

(6)	Stock options became exercisable as to 10,000 shares on February 15, 2008, and the remainder become exercisable in equal installments on each of February 15, 2009 and February 15, 2010.

(7)	Stock options became exercisable as to 10,000 shares on April 2, 2008, and the remainder become exercisable in equal installments on each of April 2, 2009 and April 2, 2010.

(8)	Stock options became fully exercisable on March 31, 2008.

(9)	Stock options become exercisable in equal installments on each of May 15, 2008, May 15, 2009 and May 15, 2010.

(10)	Stock options become exercisable in equal installments on each of May 15, 2008, May 15, 2009 and May 15, 2010.

(11)	Stock options became exercisable as to 5,000 shares on April 2, 2008, and the remainder become exercisable in equal installments on each of April 2, 2009 and April 2, 2010.

OPTION EXERCISES AND STOCK VESTED TABLE FOR 2007

The following table sets forth information for the named executive officers regarding the value realized during 2007 by such executives pursuant to option exercises. None of the named executive officers acquired shares upon the vesting of stock awards during 2007.

Option Awards
Number of
Shares
	Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)

George F. Colony	—	—
Michael A. Doyle	—	—
Julie Meringer	3,088	$39,020
Charles Rutstein	—	—
Dennis van Lingen	—	—

Pension Benefits

We have no pension plans or long-term incentive plans applicable to the named executive officers.

Nonqualified Deferred Compensation

We have no nonqualified defined contribution or deferred compensation plans.

Severance and Change-of-Control Benefits

We entered into an employment offer letter on July 24, 2007 with Mr. Doyle that provides for severance benefits following a termination of his employment by the Company without Cause (as defined in the offer letter). In the event of such a termination, we must continue to pay Mr. Doyle his base salary for the six months following his termination, subject to his signing a separation agreement in a form acceptable to us that includes a general release of all claims. We have not entered into agreements providing for severance benefits with any of the other named executive officers. Each of our named executive officers has entered into stock option grant agreements that provide for full acceleration of vesting upon a change of control of the Company. The following table shows what the benefit of such acceleration would have been assuming a change of control had occurred on December 31, 2007, and also shows the severance amounts that would have been payable to Mr. Doyle if we had terminated his employment without Cause on December 31, 2007.

	Early Vesting of Stock	Severance Amount Upon
	Options Upon a	Termination
Name	Change of Control(1)	Without Cause

George F. Colony	—	—
Michael A. Doyle	$141,000	$150,000
Julie Meringer	$68,125	—
Charles Rutstein	$220,500	—
Dennis van Lingen	$64,913	—

(1)	This amount equals the difference between the exercise price of each option and $28.02, the closing price of our common stock on NASDAQ on December 31, 2007, multiplied by the number of unvested shares of our common stock underlying stock options on December 31, 2007, the assumed date of the change of control.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Board of Directors has appointed an Audit Committee composed of three non-employee directors: Messrs. Hornig (Chairman), Broeders, and Welles. Each of the members of the Audit Committee is “independent” as defined under the NASDAQ Stock Market listing standards. The Board has determined that Mr. Hornig is an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission, and the members of the Audit Committee satisfy the NASDAQ financial literacy standards.

The Audit Committee is responsible for providing independent oversight of Forrester’s accounting functions and internal controls. The Audit Committee oversees Forrester’s financial reporting process on behalf of the Board of Directors, reviews financial disclosures, and meets privately, outside of the presence of management, with Forrester’s internal auditor and with representatives of the independent registered public accounting firm. The Audit Committee also selects and appoints the independent registered public accounting firm, reviews the performance of the independent registered public accounting firm, and reviews the independent registered public accounting firm’s fees. The Audit Committee operates under a written charter adopted by the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed Forrester’s audited financial statements for the fiscal year ended December 31, 2007 with Forrester’s management and with BDO Seidman, LLP, Forrester’s independent registered public accounting firm. The Audit Committee also discussed with BDO Seidman, LLP the matters required by Statement of Auditing Standards No. 61, as amended (Communications with Audit Committees). This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of Forrester’s accounting principles, and such other matters as are required under the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee also received the written disclosures and letter from BDO Seidman, LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee discussed the independence of BDO Seidman, LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF
DIRECTORS

George R. Hornig, Chairman
Henk W. Broeders
Michael H. Welles

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than 10% beneficial stockholders are required by SEC regulation to furnish to us copies of all Forms 3, 4 and 5 they file. Based solely on our review of copies of such forms which we received, we believe that all of our officers, directors, and greater than 10% beneficial owners complied on a timely basis with all filing requirements with respect to transactions during 2007.

Certain Relationships and Related Transactions

Registration Rights and Non-Competition Agreement.  At the time of our initial public offering, we entered into a registration rights and non-competition agreement with Mr. Colony which provides that if Mr. Colony’s employment with us is terminated he will not compete with us for the one year period after the date of such termination. The agreement also provides that in the event we propose to file a registration statement under the Securities Act of 1933, as amended, with respect to an offering by us for our own account or the account of another person, or both, Mr. Colony shall be entitled to include shares held by him in such a registration, subject to the right of the managing underwriter of any such offering to exclude some or all of such shares from such registration if and to the extent the inclusion of the shares would adversely affect the marketing of the shares to be sold by us. The agreement also provides that Mr. Colony may require us to register shares under the Securities Act with a fair market value of at least $5 million, except that we are not required to effect such registration more than twice or at certain times described in the agreement. The agreement also provides that we will pay all expenses incurred in connection with such registration.

Related Person Transactions

Pursuant to its amended and restated charter, our Audit Committee has responsibility for the review and approval of all transactions between the Company and any related parties or affiliates of the Company, its officers, and directors.

Related persons can include any of our directors or executive officers, certain of our stockholders, and any of their immediate family members. In evaluating related person transactions, the committee members apply the same standards they apply to their general responsibilities as members of a committee of the board of directors and as individual directors. The committee will approve a related person transaction when, in its good faith judgment, the transaction is in the best interest of the Company. To identify related person transactions, each year we require our directors and officers to complete a questionnaire identifying any transactions with the Company in which the officer or director or their family members have an interest. In addition, our Code of Business Conduct and Ethics includes our expectation that all directors, officers and employees who may have a potential or apparent conflict of interest will notify our legal department.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO Seidman, LLP audited our financial statements for the fiscal year ended December 31, 2007. We expect that a representative of BDO Seidman, LLP will attend the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions. The Audit Committee of our Board of Directors has selected BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Independent Auditors’ Fees and Other Matters

The following table presents the aggregate fees billed in each of the last two fiscal years for services rendered by BDO Seidman, LLP and its affiliates.

	Fiscal 2007	Fiscal 2006

Audit Fees(1)	$1,556,342	$563,906
Audit-Related Fees(2)	61,430	8,000
Tax Fees(3)	7,411	4,654
All Other Fees(4)	121,388	—
Total Fees	1,746,571	$576,560

(1)	Audit fees are fees related to professional services rendered by BDO Seidman, LLP in connection with the audit of our financial statements and our internal controls over financial reporting, the reviews of our interim financial statements included in each of our quarterly reports on Form 10-Q, international statutory audits, and review of other SEC filings. Audit fees for fiscal 2007 include approximately $836,000 for services rendered in connection with the restatement of previously filed financial statements to correct past accounting for stock options.

(2)	Audit-related fees are for assurance and related services by BDO Seidman, LLP that are reasonably related to the performance of the audit or review of our financial statements, primarily for accounting consultations.

(3)	Tax fees are fees billed for professional services related to tax compliance and tax consulting services.

(4)	All other fees include legal fees incurred by BDO Seidman, LLP in connection with our independent investigation into stock option granting practices and the SEC inquiry into such practices, which were reimbursed by us.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee, or the Chairman of the Audit Committee pursuant to delegated authority, is required to engage our independent registered public accounting firm to render any audit or non-audit services. At each regularly scheduled Audit Committee meeting, management or a representative of the Company’s independent registered public accounting firm summarizes the services provided by the firm, including the fees charged for the services, listing newly pre-approved services since the last regularly scheduled meeting, and an updated projection for the current year of the estimated annual fees to be paid to the firm for all pre-approved audit and permissible non-audit services.

STOCKHOLDER PROPOSALS

Stockholder proposals to be considered at the Annual Meeting of Stockholders in 2009 must be received by December 5, 2008 to be considered for inclusion in our proxy materials for that meeting.

Stockholders who wish to make a proposal at the 2009 annual meeting, other than proposals included in our proxy materials, or who wish to nominate individuals for election as directors, must notify us between February 13, 2009 and March 14, 2009. If the stockholder does not notify us by March 14, 2009, the proxies will have discretionary authority to vote on a stockholder’s proposal brought before the meeting.

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter that may come before the annual meeting and does not, itself, currently intend to present any other such matter. However, if any such other matters properly come before the meeting or any adjournment of the meeting, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

FORM 10-K

A copy of our annual report on Form 10-K filed with the Securities and Exchange Commission has been mailed with this proxy statement and is available to stockholders without charge by writing to Forrester Research, Inc., Investor Relations, 400 Technology Square, Cambridge, Massachusetts 02139.

C123456789

	000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Nominees:	For	Withhold		For	Withhold	+

	01 - George F. Colony*	☐	☐	02 - Michael H. Welles*	☐	☐

*To elect two Class I directors to serve until the 2011 Annual Meeting of Stockholders.

		For	Against	Abstain

2.	To transact such other business as may properly come before the meeting and any adjournments thereof.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - Forrester Research, Inc.

Proxy Solicited on Behalf of the Board of Directors of the Company for an Annual Meeting, May 13, 2008
The undersigned appoints George F. Colony and Gail S. Mann, Esq., and each of them, as proxies, each with the power of substitution, and authorizes them to represent and vote all shares of common stock of Forrester Research, Inc. held by the undersigned at the Annual Meeting of Stockholders to be held at the offices of Ropes & Gray LLP, One International Place, Boston, MA 02110 at 10:00 a.m. on Tuesday, May 13, 2008, or any adjournments thereof, for the following purposes set forth on the reverse side.
This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no contrary direction is made, the proxy will be voted FOR proposals 1 and 2.
(Continued and to be voted on reverse side.)